Exhibit 10.1

UNITED STATES DISTRICT COURT

NORTHERN DISTRICT OF GEORGIA

ATLANTA DIVISION

MDL Docket No. 2800 No. 1:17-md-2800-TWT

In re: Equifax Inc. Customer Data Security Breach Litigation	CONSUMER ACTIONS

Chief Judge Thomas W. Thrash, Jr.

SETTLEMENT AGREEMENT AND RELEASE

EXHIBITS

EXHIBIT 1—LIST OF ACTIONS

EXHIBIT 2—BUSINESS PRACTICES COMMITMENTS

EXHIBIT 3—CONSENT ORDER

EXHIBIT 4—CREDIT MONITORING AND RESTORATION SERVICES

EXHIBIT 5—ORDER DIRECTING NOTICE

EXHIBIT 6—NOTICE PLAN

EXHIBIT 7—NOTICES

A. LONG FORM

B. SHORT FORM

EXHIBIT 8—CLAIM FORM

EXHIBIT 9—CLAIMS ADMINISTRATION PROTOCOL

EXHIBIT 10—SETTLEMENT CLASS REPRESENTATIVES

SETTLEMENT AGREEMENT AND RELEASE

This Settlement Agreement and Release (“Agreement”) is made as of July 22, 2019, by and between, as hereinafter defined, (a) Settlement Class Representatives on behalf of themselves and the Settlement Class, and (b) Defendants (collectively, the “Parties”). This Agreement fully and finally compromises and settles any and all consumer claims that are, were, or could have been asserted in the litigation styled In re: Equifax, Inc. Customer Data Security Breach Litigation, Case No. 1:17-md-2800-TWT (N.D. Ga.).

1	RECITALS

1.1

In a series of announcements beginning in September 2017, Equifax Inc. announced that it had been the victim of a criminal cyberattack on its computer systems in which the attacker/s gained unauthorized access to the personal information of approximately 147 million U.S. individuals.

1.2

After announcement of the Data Breach (as hereinafter defined), multiple putative class action lawsuits were filed by consumers against Equifax alleging it had failed to properly protect personal information in accordance with its duties, had inadequate data security, and improperly delayed notifying potentially impacted individuals.

1.3

On December 7, 2017, the Judicial Panel on Multidistrict Litigation transferred more than 200 putative class action lawsuits to the Honorable Thomas W. Thrash in the United States District Court for the Northern District of Georgia (the “Court”) for coordinated pretrial proceedings.

1.4

Additional lawsuits against Equifax were also transferred to, filed in, or otherwise assigned to the Court and included in coordinated pretrial proceedings as part of In re: Equifax Inc. Customer Data Security Breach Litigation, Case No. 1:17-md-2800-TWT (N.D. Ga.).

1.5	On February 12, 2018, the Court appointed leadership for consumer plaintiffs and interim class counsel pursuant to Federal Rule of Civil Procedure 23(g).

1.6

Class Counsel filed a Consolidated Consumer Class Action Complaint (“Complaint”) in In re: Equifax Inc. Customer Data Security Breach Litigation, Equifax moved to dismiss the Complaint, and the Court denied in part and granted in part the motion by Order dated January 28, 2019.

1.7

Beginning in September 2017, the Parties engaged in arm’s-length settlement negotiations overseen by former United States District Court Judge Layn R. Phillips. The Parties engaged in five in-person mediation sessions, on November 27 and 28, 2017, May 25, 2018, August 9, 2018, November 16, 2018, and March 30, 2019, under the direction of Judge Phillips. The last mediation session resulted in the Parties executing a binding term sheet, to be superseded by this Agreement.

1.8

Class Counsel has investigated the facts relating to the Data Breach with the assistance of consultants and experts in cybersecurity and identity theft, interviewed witnesses, reviewed Congressional testimony, analyzed the evidence adduced during pretrial and confirmatory discovery, including over a half-million pages of documents, spreadsheets, and other native files produced by Equifax, and researched the applicable law with respect to Plaintiffs’ claims against Equifax and the potential defenses thereto.

1.9

Defendants (as hereinafter defined) deny any wrongdoing whatsoever, and this Agreement shall in no event be construed or deemed to be evidence of or an admission or concession on the part of any Defendant with respect to any claim of any fault or liability or wrongdoing or damage whatsoever, any infirmity in the defenses that Defendants have asserted or would assert, or to the requirements of Federal Rule of Civil Procedure 23 and whether Plaintiffs satisfy those requirements.

1.10

Based upon their investigation, pretrial discovery, confirmatory discovery, and legal motion practice, as set forth above, Class Counsel have concluded that the terms and conditions of this Agreement are fair, reasonable and adequate to Plaintiffs and Settlement Class Members and are in their best interests, and have agreed to settle the consumer claims asserted in In re: Equifax Inc. Customer Data Security Breach Litigation pursuant to the terms and provisions of this Agreement.

1.11	It is the intention of the Parties to resolve the disputes and claims which they have between them on the terms set forth below.

NOW, THEREFORE, in consideration of the promises, covenants, and agreements herein described and for other good and valuable consideration acknowledged by each of them to be satisfactory and adequate, and intending to be legally bound, the Parties do hereby mutually agree, as follows:

2	DEFINITIONS

As used in this Agreement, the following terms shall have the meanings indicated:

2.1

“Action” or “Actions” means all the actions listed in Exhibit 1, which are consumer cases that have been filed in, transferred to, or otherwise assigned to the Court and included in coordinated or consolidated pretrial proceedings as part of In re: Equifax Inc. Customer Data Security Breach Litigation, Case No. 1:17-md-2800-TWT (N.D. Ga.).

2.2

“Administrative Costs” means all reasonable costs and expenses of the Settlement Administrator incurred in carrying out its duties under this Agreement, including, without limitation, validating Settlement Class Members and determining eligibility for benefits under the Settlement, administering, calculating, and distributing the Consumer Restitution Fund and its benefits to Settlement Class Members, and paying Taxes.

2.3

“Affiliate” means, with respect to any Entity, any other Entity that directly or indirectly controls or is controlled by, or is under common control with, such Entity. For purposes of this definition, “control” when used with respect to any Entity means an ownership interest of at least twenty-five percent (25%) and/or the power to direct the management and policies of such Entity, directly or indirectly, whether through the ownership of voting securities, by contract, or otherwise.

2.4	“Agreement” means this Settlement Agreement and Release. The terms of the Agreement are set forth herein including the exhibits hereto.

2.5	“Alternative Reimbursement Compensation” means compensation to Settlement Class Members as set forth in Section 7.5.

2.6	“Business Days” means Monday, Tuesday, Wednesday, Thursday, and Friday, excluding holidays observed by the federal government.

2.7	“Business Practices Commitments” means the measures provided for in Exhibit 2.

2.8	“Claim Form” means the form Settlement Class Members submit (either in paper form or via the Settlement Website) to claim benefits under the Settlement, attached hereto as Exhibit 8.

2.9	“Claims Administration Protocol” means the protocol to be followed by the Settlement Administrator in processing claims made under this Agreement, attached hereto as Exhibit 9.

2.10

“Class Counsel” means Kenneth S. Canfield of Doffermyre Shields Canfield & Knowles, LLC, Amy E. Keller of DiCello Levitt Gutzler LLC, Norman E. Siegel of Stueve Siegel Hanson LLP, and Roy E. Barnes of Barnes Law Group, LLC.

2.11

“Consumer Restitution Fund” means three hundred eighty million, five hundred thousand United States Dollars ($380,500,000), any interest on or other income or gains earned while such amount is held in the Consumer Restitution Fund Account, and such additional amounts that Equifax may be required to contribute under the terms of this Agreement.

2.12	“Consumer Restitution Fund Account” means the account described in Sections 3.1 and 3.3 through 3.10.

2.13	“Court” means the United States District Court for the Northern District of Georgia.

2.14	“Credit Monitoring Services” means the services described in Section 7.1.

2.15	“Data Breach” means the data breach announced by Equifax Inc. on or about September 7, 2017.

2.16	“Defendants” means Equifax Inc., Equifax Information Services, LLC, and Equifax Consumer Services LLC.

2.17	“Effective Date” means the date upon which the Settlement contemplated by this Agreement shall become effective as set forth in Section 17.1.

2.18	“Entity” means any corporation, partnership, limited liability company, association, trust, or other organization of any type.

2.19	“Equifax” means Equifax Inc., Equifax Information Services, LLC, and Equifax Consumer Services LLC.

2.20	“Extended Claims Period” means the period beginning with the end of the Initial Claims Period through 4 years after the end of the Initial Claims Period.

2.21

“Fairness Hearing” means the hearing to be conducted by the Court to determine the fairness, adequacy, and reasonableness of the Agreement pursuant to Federal Rule of Civil Procedure 23 and whether to issue the Final Approval Order and Judgment.

2.22

“Final Approval Order and Judgment” means an order and judgment that the Court enters after the Fairness Hearing, which finally approves the Agreement, certifies the Settlement Class, dismisses Defendants with prejudice, and otherwise satisfies the settlement-related provisions of Federal Rule of Civil Procedure 23 in all respects.

2.23	“Initial Claims Period” means the 6 months after the date of the entry of the Order Permitting Issuance of Notice of Class Action Settlement.

2.24

“Notice” means notice of the proposed class action settlement to be provided to Settlement Class Members pursuant to the Notice Plan approved by the Court in connection with its Order Permitting Issuance of Notice of Class Action Settlement, substantially in the forms attached hereto as Exhibits 6.A through 6.F and 7.

2.25

“Notice Costs” means all reasonable costs and expenses of the Notice Provider, including, without limitation, all expenses or costs associated with the Notice Plan and providing Notice to the Settlement Class.

2.26	“Notice Date” means 60 days after the Court enters the Order Permitting Issuance of Notice of Class Action Settlement.

2.27	“Notice Plan” means the settlement notice program developed by the Notice Provider substantially in the form attached hereto as Exhibit 6, as approved by the Court.

2.28	“Notice Provider” means Signal Interactive Media LLC. A different Notice Provider may be substituted if approved by the Court.

2.29	“Objection Deadline” means 60 days after the Notice Date.

2.30	“One-Bureau Credit Monitoring Services” means the services described in Section 7.4.

2.31	“Opt-Out Deadline” means 60 days after the Notice Date.

2.32

“Order Permitting Issuance of Notice of Class Action Settlement” means an order determining that the Court will likely be able to approve the Settlement under Federal Rule of Civil Procedure 23(e)(2) and will likely be able to certify the Settlement Class for purposes of judgment. Such order will include the forms and procedure for providing notice to the Settlement Class, establish a procedure for Settlement Class Members to object to or opt-out of the Settlement, and set a date for the Fairness Hearing, without material change to the Parties’ agreed-upon proposed order attached hereto as Exhibit 5.

2.33	“Out-of-Pocket Losses” means losses as defined in Section 6.

2.34

“Parent” means, with respect to any Entity, any other Entity that owns or controls, directly or indirectly, at least a majority of the securities or other interests that have by their terms ordinary voting power to elect a majority of the board of directors, or a majority of others performing similar function, of such Entity.

2.35	“Parties” means the Settlement Class Representatives, on behalf of themselves and the Settlement Class, and Defendants.

2.36	“Plaintiffs” means all plaintiffs named in the Consumer Consolidated Class Action Complaint filed in In re: Equifax Inc. Customer Data Security Breach Litigation, Case No. 1:17-md-2800-TWT (N.D. Ga.).

2.37	“Preventative Measures” means Out-of-Pocket Losses associated with freezing or unfreezing credit reports and purchasing credit monitoring services as set forth in Sections 6.2.2 and 6.2.4.

2.38

“Released Claim” means any claims, liabilities, rights, demands, suits, obligations, damages, including but not limited to consequential damages, losses or costs, punitive damages, attorneys’ fees and costs, action or causes of action, penalties, remedies, of every kind or description—whether known or Unknown (as the term “Unknown Claims” is defined herein), suspected or unsuspected, asserted or unasserted, liquidated or unliquidated, legal, administrative, statutory, or equitable—that relate to or arise from the Data Breach or the facts alleged in the Actions.

2.39	“Restoration Services” means the services described in Section 7.2.

2.40	“Service Awards” means compensation awarded and paid to Settlement Class Representatives in recognition of their role in this litigation, subject to Court approval, as set forth in Section 10.

2.41	“Settlement” means the settlement of the Actions by and between the Parties, and the terms thereof as stated in this Agreement.

2.42	“Settlement Administrator” means JND Legal Administration. A different Settlement Administrator may be substituted if approved by the Court.

2.43

“Settlement Class” means the approximately 147 million U.S. consumers identified by Equifax whose personal information was compromised as a result of the cyberattack and data breach announced by Equifax Inc. on September 7, 2017. Excluded from the Settlement Class are: (i) Defendants, any entity in which Defendants have a controlling interest, and Defendants’ officers, directors, legal representatives, successors, subsidiaries, and assigns; (ii) any judge, justice, or judicial officer presiding over this matter and the members of their immediate families and judicial staff; and (iii) any individual who timely and validly opts out of the Settlement Class.

2.44	“Settlement Class Member” means a member of the Settlement Class.

2.45	“Settlement Class Representatives” are the Plaintiffs listed in Exhibit 10.

2.46

“Settlement Website” means a website established by the Settlement Administrator to provide information about the Settlement including deadlines and case documents, and permit Settlement Class Members to electronically submit Claim Forms.

2.47

“Subsidiary” means, with respect to any Entity, any other Entity of which the first Entity owns or controls, directly or indirectly, at least a majority of the securities or other interests that have by their terms ordinary voting power to elect a majority of the board of directors, or others performing similar functions, of the other Entity.

2.48

“Successor” means, with respect to a natural person, that person’s heir, successors, and assigns, and, with respect to an Entity, any other Entity that through merger, buyout, assignment, or any other means or transaction, acquires all of the first Entity’s duties, rights, obligations, shares, debts, or assets.

2.49

“Taxes” means (i) any and all applicable taxes, duties and similar charges imposed by a government authority (including any estimated taxes, interest or penalties) arising in any jurisdiction, if any, with respect to the income or gains earned by or in respect of the Consumer Restitution Fund, including, without limitation, any taxes that may be imposed upon Defendants or their counsel with respect to any income or gains earned by or in respect of the Consumer Restitution Fund for any period while it is held in the Consumer Restitution Fund Account; (ii) any other taxes, duties and similar charges imposed by a government authority (including any estimated taxes, interest or penalties) relating to the Consumer Restitution Fund that the Settlement Administrator determines are or will become due and owing, if any; and (iii) any and all expenses, liabilities and costs incurred in connection with the taxation of the Consumer Restitution Fund (including without limitation, expenses of tax attorneys and accountants).

2.50

“Unknown Claims” means any and all Released Claims that any Settlement Class Representative or Settlement Class Member does not know or suspect to exist in his or her favor as of the Effective Date and which, if known by him or her, might have affected his or her decision(s) with respect to the Settlement. With respect to any and all

Released Claims, the Parties stipulate and agree that upon the Effective Date, Settlement Class Representatives and Settlement Class Members shall have waived any and all provisions, rights, and benefits conferred by any law of any state or territory of the United States, the District of Columbia, or principle of common law or otherwise, which is similar, comparable, or equivalent to Cal. Civ. Code § 1542, which provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

Settlement Class Representatives and Class Counsel acknowledge, and each Settlement Class Member by operation of law shall be deemed to have acknowledged, that the inclusion of “Unknown Claims” in the definition of Released Claims was separately bargained for and was a key element of the Settlement Agreement.

3	CREATION AND TREATMENT OF THE CONSUMER RESTITUTION FUND

3.1

Equifax Inc. agrees to make a non-reversionary settlement payment of three hundred eighty million, five hundred thousand United States Dollars ($380,500,000) and deposit that settlement payment into the Consumer Restitution Fund Account as follows: (i) it shall deposit one hundred and fifty thousand United States Dollars ($150,000) into the Consumer Restitution Fund Account 5 Business Days after the date of this Agreement, to cover reasonable set-up costs of the Notice Provider; (ii) it shall deposit twenty-five million United States Dollars ($25,000,000) into the Consumer Restitution Fund Account 5 Business Days after the Court enters the Order Permitting Issuance of Notice of Class Action Settlement to cover reasonable Notice and Administrative Costs incurred prior to the Effective Date, and set-up costs for the Credit Monitoring and Restoration Services vendor; and (iii) it shall deposit the balance of the three hundred eighty million, five hundred thousand United States Dollars ($380,500,000) into the Consumer Restitution Fund Account within 10 Business Days after the Effective Date.

3.2

Additional Amounts for Out-of-Pocket Losses: In addition to the Consumer Restitution Fund, Equifax Inc. agrees to pay up to one hundred twenty-five million United States Dollars ($125,000,000) in additional amounts for valid Out-of-Pocket Losses submitted during both the Initial Claims Period and the Extended Claims Period in the event the Consumer Restitution Fund is exhausted. Additional amounts (up to $125,000,000) will be paid by Equifax Inc. as needed on a monthly basis within 14 Business Days after receipt of written notification from the Settlement Administrator that there are insufficient funds remaining in the Consumer Restitution Fund to pay valid Out-of-Pocket Losses. These amounts will be paid only on an as-needed basis and may not be used for any purpose other than paying valid Out-of-Pocket Losses once the Consumer Restitution Fund no longer has any available funds to pay such claims.

3.3

The Consumer Restitution Fund Account shall be an account established at a financial institution approved by Class Counsel and Defendants and, pursuant to Section 3.9, shall be maintained as a qualified settlement fund pursuant to Treasury Regulation § 1.468B-1, et seq.

3.4

No amounts may be withdrawn from the Consumer Restitution Fund Account unless (i) expressly authorized by this Agreement or (ii) approved by the Court. Class Counsel may authorize the payment of actual reasonable Administrative Costs and Notice Costs from the Consumer Restitution Fund Account without further order of the Court. The Settlement Administrator shall provide Class Counsel and Defendants with notice of any withdrawal or other payment the Settlement Administrator proposes to make from the Consumer Restitution Fund Account before the Effective Date at least 5 Business Days prior to making such withdrawal or payment.

3.5

The Settlement Administrator, subject to such supervision and direction of the Court and Class Counsel as may be necessary or as circumstances may require, shall administer and oversee distribution of the Consumer Restitution Fund to Settlement Class Members pursuant to this Agreement.

3.6

The Settlement Administrator and Class Counsel are responsible for communicating with Settlement Class Members regarding the distribution of the Consumer Restitution Fund and amounts paid under the Settlement.

3.7

All funds held in the Consumer Restitution Fund Account relating to the Settlement shall be deemed to be in the custody of the Court until such time as the funds shall be distributed to Settlement Class Members or otherwise disbursed pursuant to this Agreement or further order of the Court.

3.8

Any funds in the Consumer Restitution Fund Account in excess of two hundred fifty thousand United States Dollars ($250,000) shall be invested in short term United States Agency or Treasury Securities, repurchase agreements collateralized by such instruments, or a mutual fund invested solely in such instruments, and shall collect and reinvest all earnings accrued thereon. Any funds held in the Consumer Restitution Fund Account in an amount of less than $250,000 may be held in an interest-bearing account insured by the Federal Deposit Insurance Corporation (“FDIC”) or may be invested as funds in excess of $250,000 are invested. Funds may be placed in a non-interest-bearing account as may be reasonably necessary during the check clearing process.

3.9

The Parties agree that the Consumer Restitution Fund is intended to be maintained as a qualified settlement fund within the meaning of Treasury Regulation § 1.468B-1, and that the Settlement Administrator, within the meaning of Treasury Regulation § 1.468B-2(k)(3), shall be responsible for filing tax returns and any other tax reporting for or in respect of the Consumer Restitution Fund and paying from the Consumer Restitution Fund any Taxes owed with respect to the Consumer Restitution Fund. The Parties agree that the Consumer Restitution Fund shall be treated as a qualified settlement fund from the earliest date possible, and agree to any relation-back election required to treat the Consumer Restitution Fund as a qualified settlement fund from the earliest date possible.

3.10

All Taxes relating to the Consumer Restitution Fund shall be paid out of the Consumer Restitution Fund, shall be considered to be an Administrative Cost of the Settlement, and shall be timely paid by the Settlement Administrator without prior order of the Court. Further, the Consumer Restitution Fund shall indemnify and hold harmless the Parties and their counsel for Taxes (including, without limitation, taxes payable by reason of any such indemnification payments).

3.11

The Parties and their respective counsel have made no representation or warranty with respect to the tax treatment by any Settlement Class Representative or any Settlement Class Member of any payment or transfer made pursuant to this Agreement or derived from or made pursuant to the Consumer Restitution Fund.

3.12

Each Settlement Class Representative and Settlement Class Member shall be solely responsible for the federal, state and local tax consequences to him, her or it of the receipt of funds from the Consumer Restitution Fund pursuant to this Agreement.

4	RELIEF PROVIDED OUTSIDE OF THE CONSUMER RESTITUTION FUND

4.1	Business Practices Commitments.

4.1.1

Equifax will adopt, pay for, and implement, (or maintain where such Business Practices Commitments have been implemented) the Business Practices Commitments related to information security to safeguard Settlement Class Members’ “Personal Information” as defined and as set forth in Exhibit 2.

4.1.2

Equifax’s Business Practices Commitments will be memorialized in an order to be entered by the Court in connection with the Judgment and materially identical to the Proposed Consent Order attached as Exhibit 3 to this Agreement, and thereby will be subject to independent supervision and judicial enforcement.

4.1.3

From the Effective Date neither Equifax nor any of its Affiliates will use or seek to enforce any arbitration provision or class action waiver in any Equifax product or service that has been offered in response to the Data Breach as of the date of this Agreement, or that is otherwise provided by Equifax under this

Agreement, against consumers for claims related to or arising from the Data Breach. This provision cannot be superseded or modified by any agreement pertaining to any other Equifax product or service or any product or service offered by one of Equifax’s Affiliates, parents, successors, agents, subsidiaries, or assigns.

4.1.4	Equifax will implement a program to provide prompt notice of any future breaches of consumer information consistent with the requirements of all federal and state regulations.

4.1.5

Plaintiffs through Class Counsel began negotiating a potential resolution of the Actions in September 2017, which included proposed business practices commitments, and the settlement process continued over approximately 18 months resulting in the Business Practices Commitments as described in Exhibit 2, which were finalized as part of the Parties’ binding term sheet executed on March 30, 2019.

4.2

Credit Freezes and Unfreezes. Separate from and in addition to the Consumer Restitution Fund, and notwithstanding any provision of law related to payment for placement and removal of credit freezes, all Settlement Class Members will be eligible to place and remove credit freezes on their Equifax Information Services, LLC (“EIS”) credit files, free of charge, enforceable under this Agreement for 10 years without filing a claim.

4.3

Continuation of Monitoring. Separate from and in addition to the Consumer Restitution Fund, Equifax has provided Settlement Class Members who enrolled in TrustedID Premier monitoring provided by Equifax following the Data Breach with an additional one year of credit monitoring services known as IDNotify to allow for continuity of these services.

5	PAYMENTS FROM THE CONSUMER RESTITUTION FUND

5.1

The Consumer Restitution Fund will be used to fund the consumer restitution and redress described in the Settlement provisions listed in Sections 6, 7.1, 7.2, 7.5, 9, 10, and 11. Equifax will separately pay all other costs of the Settlement.

5.2

To the extent the aggregate amounts required to fund the Settlement provisions listed in Sections 6 and 7.5 exceed the amount of the Consumer Restitution Fund (and, for Out-of-Pocket Losses, exceeds the amounts available in Section 3.2 providing for Additional Amounts for Out-of-Pocket Losses) remaining after distributions are made to fund the Settlement provisions listed in Sections 7.1, 7.2, 9, 10, and 11 at the end of the Initial Claims Period, the cash payments provided in these provisions shall be reduced on a pro rata basis, meaning cash payments shall be allocated based on each claimant’s proportional share of the remainder of the Consumer Restitution Fund.

5.3

Payment of Approved Out-of-Pocket Loss Claims During Extended Claims Period. Subject to the requirements of Section 8.1.2, approved Out-of-Pocket Loss claims filed during the Extended Claims Period will be paid in full from the Consumer Restitution Fund on a rolling basis in the order that such claims are received by the Settlement Administrator, up to an amount that exhausts the Consumer Restitution Fund, and, if applicable, the Additional Amounts for Out-of-Pocket Losses available in Section 3.2.

5.4

Use of Remaining Amounts in the Consumer Restitution Fund. Any remaining funds in the Consumer Restitution Fund after the payments described in Sections 6, 7.1, 7.2, 7.5, 9, 10, and 11, and after the conclusion of the Extended Claims Period and payment of approved Out-of-Pocket Loss claims filed during the Extended Claims Period, will be used as follows:

5.4.1

First, the caps in Sections 6.2.6 and 7.5 will be lifted (if applicable) and payments increased pro rata to Settlement Class Members with valid claims up to the full amount of the approved claim submitted under those Sections.

5.4.2

Second, if the payments described in Sections 5.4.1 do not exhaust the Consumer Restitution Fund, then any remaining funds shall be used to purchase up to 36 months of additional Restoration Services (purchased in full-month increments).

5.4.3

Third, if the payments described in Sections 5.4.1 and 5.4.2 do not exhaust the Consumer Restitution Fund, remaining amounts in the Consumer Restitution Fund will be used to purchase additional Credit Monitoring Services (purchased in monthly, weekly, or daily increments to exhaust any remaining funds) for those Settlement Class Members who have enrolled in such services under Section 7.1.

5.5

Use of Unclaimed Funds. Upon completion of the distributions identified in Sections 5.1 through 5.4, and after the Settlement Administrator completes its duties with respect to delivering settlement funds to Settlement Class Members with valid claims as set forth in Section 14.1.16, any remaining funds resulting from the failure of Settlement Class Members to timely negotiate a settlement check or to timely provide required tax information such that a settlement check could issue, shall be distributed to Settlement Class Members, or as otherwise ordered by the Court, for consumer restitution and redress but in no event shall any of the Consumer Restitution Fund revert to Equifax.

6	REIMBURSEMENT FOR OUT-OF-POCKET LOSSES

6.1

The Settlement Administrator will use the Consumer Restitution Fund to compensate those Settlement Class Members who submit valid claims for Out-of-Pocket Losses. Settlement Class Members will be subject to an aggregate claims cap of twenty thousand United States Dollars ($20,000) paid directly from the Consumer Restitution Fund regardless of the number of claims submitted by the Settlement Class Member during the Initial Claims Period and Extended Claims Period. This provision does not prevent Settlement Class Members from submitting claims under applicable insurance policies.

6.2

“Out-of-Pocket Losses” are verifiable unreimbursed costs or expenditures that a Settlement Class Member actually incurred and that are fairly traceable to the Data Breach. Out-of-Pocket Losses may include, without limitation, the following:

6.2.1

unreimbursed costs, expenses, losses or charges incurred as a result of identity theft or identity fraud, falsified tax returns, or other alleged misuse of a Settlement Class Member’s personal information;

6.2.2	costs incurred on or after September 7, 2017, associated with placing or removing a credit freeze on a Settlement Class Member’s credit file with any credit reporting agency;

6.2.3	other miscellaneous expenses incurred related to any Out-of-Pocket Loss such as notary, fax, postage, copying, mileage, and long-distance telephone charges;

6.2.4	credit monitoring costs that were incurred on or after September 7, 2017, through the date of the Settlement Class Member’s claim submission;

6.2.5	up to 25% reimbursement for costs incurred by a Settlement Class Member in connection with Equifax credit or identity monitoring subscription products in the 12 months preceding September 7, 2017;

6.2.6

subject to the provisions of Section 8.4 regarding Documented Time and Self-Certified Time and Section 8.1.2 regarding claims during the Extended Claims Period, up to 20 total hours for time spent taking Preventative Measures and time spent remedying fraud, identity theft, or other misuse of a Settlement Class Member’s personal information that is fairly traceable to the Data Breach at $25 per hour. Up to thirty-one million United States Dollars ($31,000,000) of the Consumer Restitution Fund will be used to compensate Settlement Class Members for time under this Section that is claimed during the Initial Claims Period. If the settlement payments for time claimed during the Initial Claims Period exceed this amount, then payments for time shall be distributed pro rata to those making valid claims for time during the Initial Claims Period. Approved claims for Documented Time and Self-Certified Time filed during the Extended Claims Period will be paid in the order they are received and approved at the same pro rata rate (if applicable) as claims for Documented Time and Self-Certified Time filed during the Initial Claims Period, up to an aggregate cap for Documented Time and Self-Certified Time during both the Initial and Extended Claims Period of thirty-eight million United States Dollars ($38,000,000). After passage of the Extended Claims Period and payment of approved claims filed during the Extended Claims Period, claims for time spent may be subject to the provisions of Section 5.4.1, if applicable, in which case all approved claims for time will be paid at the same pro rata rate.

7	CREDIT MONITORING, RESTORATION SERVICES, AND ALTERNATIVE REIMBURSEMENT COMPENSATION

7.1

All Settlement Class Members will be eligible to claim and enroll in at least 4 years of Credit Monitoring Services, a description of which is set forth in Exhibit 4. These services will be provided by Experian, which will be appointed by the Court as the provider of Credit Monitoring Services and be subject to the Court’s jurisdiction for enforcement of the terms of this Settlement.

7.1.1

Minors: For Settlement Class Members who were under the age of 18 on May 13, 2017, during the period when a Settlement Class Member is under the age of 18 the monitoring made available will be the minor monitoring services provided by Experian as described in Exhibit 4.

7.2

All Settlement Class Members (regardless of whether the Settlement Class Member makes any claim under the Settlement) will also be able to access Restoration Services, a description of which is set forth in Exhibit 4. These services will be provided by Experian. The Restoration Services include access to a U.S. based call center providing services relating to identity theft, fraud and identity restoration for a period of 7 years.

7.3

Equifax represents and warrants that it is not an Affiliate of Experian and has no financial interest in Experian. Equifax will not receive any monetary or other financial consideration for the Credit Monitoring Services or Restoration Services made available under this Settlement. Equifax will provide its data necessary to carry out these services to Experian free of charge.

7.4

Settlement Class Members who elect to enroll in Credit Monitoring Services within the Initial Claims Period shall have the option to make a claim for One-Bureau Credit Monitoring Services at the same time they claim Credit Monitoring Services. The One-Bureau Credit Monitoring Services will be provided by Equifax for a period of no more than 6 years beginning after the date on which the Credit Monitoring Services described in Section 7.1 above (including any additional monthly increments provided pursuant to Section 5.4.3) expire. The aggregate term of the Credit Monitoring Services and the One-Bureau Credit Monitoring Services will equal 10 years. A description of the One Bureau Credit Monitoring Services is set forth in Exhibit 4. The cost of the One-Bureau Credit Monitoring Services will be paid separately by Equifax, not from the Consumer Restitution Fund.

7.4.1

Minors: For Settlement Class Members who were under the age of 18 on May 13, 2017, One-Bureau Credit Monitoring Services will be provided by Equifax for a period of no more than 14 years beginning after the date on which the Credit Monitoring Services described in Section 7.1 above expire. The aggregate term of the Credit Monitoring Services and the One Bureau Credit Monitoring Services will equal 18 years. During the period when a Settlement Class Member is under the age of 18, the monitoring made available will be the minor monitoring services provided by Equifax described in Exhibit 4.

7.5

Settlement Class Members who already have some form of credit monitoring or protection and do not claim the Credit Monitoring Services available under Section 7.1 may file a claim for Alternative Reimbursement Compensation of $125. The Settlement Class Member must identify the monitoring service and certify that he or she has some form of credit monitoring or protection as of the date the Settlement Class Member submits the claim and will have such credit monitoring in place for a minimum of six (6) months from the claim date. Settlement Class

Members who elect to receive Alternative Reimbursement Compensation under this provision are not eligible to enroll in Credit Monitoring Services offered under Section 7.1 or to seek reimbursement, as Out-of-Pocket Losses, for purchasing credit monitoring or protection services covering the six-month period after the claim date. Up to thirty-one million United States Dollars ($31,000,000) of the Consumer Restitution Fund will be used to provide Alternative Reimbursement Compensation to Settlement Class Members under this provision. If payments for Alternative Reimbursement Compensation under this provision exceed the cap set forth in the preceding sentence, then payments for such Alternative Reimbursement Compensation shall be distributed pro rata to those making valid claims for Alternative Reimbursement Compensation. After passage of the Extended Claims Period, claims for Alternative Reimbursement Compensation may be subject to the provisions of Section 5.4.1, if applicable.

7.6	Claims for Credit Monitoring Services and Alternative Reimbursement Compensation can be made only within the Initial Claims Period.

7.7

The Parties, Class Counsel, and Defendants’ Counsel shall not have any liability whatsoever with respect to any act or omission of Experian, or any of its respective designees or agents, in connection with its provision of Credit Monitoring Services or Restoration Services or the performance of its duties under this Agreement.

7.8	If, at the end of the Initial Claims Period, more than 7 million Settlement Class Members have enrolled in the Credit Monitoring Services, the following obligations apply:

7.8.1

If the total payments required under Sections 6, 7.2, 7.5, 9, and 10, plus the cost of providing the Credit Monitoring Services to 7 million Settlement Class Members (the “Costs”) are greater than or equal to Three Hundred Million Dollars ($300,000,000), Equifax Inc. shall pay into the Consumer Restitution Fund an amount equal to the cost of providing Credit Monitoring Services to enrollees above 7 million (the “Additional Credit Monitoring Cost”)

7.8.2

If the Costs are less than Two Hundred Fifty Six Million Five Hundred Thousand Dollars ($256,500,000) and the Additional Credit Monitoring Cost is greater than Forty Three Million Five Hundred Thousand Dollars ($43,500,000), Equifax Inc. shall pay into the Consumer Restitution Fund an amount equal to the Additional Credit Monitoring Cost less Forty Three Million Five Hundred Thousand Dollars ($43,500,000)

7.8.3

If (i) the Costs are greater than or equal to Two Hundred Fifty Six Million Five Hundred Thousand Dollars ($256,500,000), but less than Three Hundred Million Dollars ($300,000,000) and (ii) the Costs plus the Additional Credit Monitoring Costs are greater than or equal to Three Hundred Million Dollars ($300,000,000), Equifax Inc. shall pay into the Consumer Restitution Fund an amount equal to the Costs plus Additional Credit Monitoring Costs less Three Hundred Million Dollars ($300,000,000).

7.9

If, during the Extended Claims Period, more than 7 million Settlement Class Members have enrolled in Credit Monitoring Services and either (i) the Costs are greater than or equal to Two Hundred Fifty Six Million Five Hundred Thousand Dollars ($256,500,000) or (ii) the Additional Credit Monitoring Costs are greater than Forty Three Million Five Hundred Thousand Dollars ($43,500,000) then, at least on a monthly basis, Equifax Inc. shall recalculate its obligations under Sections 7.8.1 through 7.8.3, and shall deposit any additional money into the Consumer Restitution Fund that would be required, less any amounts previously deposited pursuant to Sections 7.8.1 through 7.8.3, or previously under this Section.

8	CLAIMS PERIODS AND PROCESS

8.1	Claims Periods. There will be two claims periods: the Initial Claims Period and the Extended Claims Period.

8.1.1	The Initial Claims Period will run for 6 months after the Order Permitting Issuance of Notice of Class Action Settlement.

8.1.2

The Extended Claims Period will run for 4 years after the conclusion of the Initial Claims Period. During the Extended Claims Period, Settlement Class Members can seek reimbursement for valid Out-of-Pocket Losses (excluding losses of money and time associated with Preventative Measures) incurred during the Extended Claims Period only if the Settlement Class Member provides a certification that he or she has not obtained reimbursement for the claimed expense through other means.

8.2

Claims Process. Settlement Class Members may submit Claim Forms to the Settlement Administrator electronically through the Settlement Website or physically by mail to the Settlement Administrator. Claim Forms must be submitted electronically or postmarked during the Initial Claims Period, or, where applicable, during the Extended Claims Period. Where applicable, the Settlement Administrator shall apply the Claims Administration Protocol, attached as Exhibit 9.

8.3

Claims for Reimbursement for Out-of-Pocket Losses under Section 6. The Settlement Administrator shall verify that each person who submits a Claim Form is a Settlement Class Member and shall be responsible for evaluating claims and making a determination as to whether claimed Out-of-Pocket Losses are valid and fairly traceable to the Data Breach. Settlement Class Members with Out-of-Pocket Losses must submit Reasonable Documentation supporting their claims, except no documentation is required for claims for reimbursement for Equifax subscription products as provided in Section 6.2.5. As used herein, “Reasonable Documentation” means documentation supporting a claim, including but not limited to: credit card statements, bank statements, invoices, telephone records, and receipts. Except as expressly provided herein, personal certifications, declarations, or affidavits from the claimant do not constitute Reasonable Documentation but may be included to provide clarification, context or support for other submitted Reasonable Documentation.

8.3.1

In assessing what qualifies as “fairly traceable,” the Parties agree to instruct the Settlement Administrator to consider (i) the timing of the loss, including whether the loss occurred on or after May 13, 2017, through the date of the Class Member’s claim submission; (ii) whether the loss involved the possible misuse of the type of personal information accessed in the Data Breach (i.e., name, address, birth date, Social Security Number, driver’s license number, payment card information); (iii) whether the personal information accessed in the Data Breach that is related to the Class Member is of the type that was possibly misused; (iv) the Class Member’s explanation as to how the loss is fairly traceable to the Data Breach; (v) the nature of the loss, including whether the loss was reasonably incurred as a result of the Data Breach; and (vi) any other factor that the Settlement Administrator considers to be relevant. The Settlement Administrator shall have the sole discretion and authority to determine whether claimed Out-of-Pocket Losses are valid and fairly traceable to the Data Breach.

8.3.2

Out-of-Pocket Losses associated with placing or removing credit freezes on credit files (Section 6.2.2.) and purchasing credit monitoring services (Section 6.2.4) (“Preventative Measures”), shall be deemed fairly traceable to the Data Breach if (i) they were incurred on or after September 7, 2017, through the date of the Settlement Class Member’s claim submission, and (ii) the claimant certifies that they incurred such Out-of-Pocket Losses as a result of the Data Breach and not as a result of any other compromise of the Settlement Class Member’s information.

8.4

Claims for Time. Settlement Class Members who spent time remedying fraud, identity theft, or other alleged misuse of the Settlement Class Member’s personal information fairly traceable to the Data Breach, or subject to Section 8.1.2, Settlement Class Members who spent time on Preventative Measures fairly traceable to the Data Breach, can receive reimbursement for such time expenditures subject to the following provisions.

8.4.1

Documented Time. Settlement Class Members with (i) Reasonable Documentation of fraud, identity theft, or other alleged misuse of the Settlement Class Member’s personal information fairly traceable to the Data Breach and (ii) time spent remedying these issues, or time spent taking Preventative Measures, may submit a claim for up to 20 hours of such time to be compensated at $25 per hour. This documentation may overlap with documents submitted to support other Out-of-Pocket Losses. In the event the Settlement Administrator does not approve a claim for Documented Time, that claim shall be treated as a claim for Self-Certified Time and be subject to the provisions of Section 8.4.2.

8.4.2

Self-Certified Time. Settlement Class Members who attest (i) to fraud, identity theft, or other alleged misuse of the Settlement Class Member’s personal information fairly traceable to the Data Breach, or Preventative Measures, and (ii) that they spent time remedying such misuse or taking Preventative Measures, but who cannot provide Reasonable Documentation of such issues may self-certify the amount of time they spent remedying the foregoing by providing a certified explanation of the misuse or Preventative Measures taken and how the time claimed was spent remedying the misuse or taking Preventative Measures. Settlement Class Members may file a claim for Self-Certified Time for up to 10 hours at $25 per hour.

8.4.3

Time Increments. Valid claims for both Documented Time and Self-Certified Time will be reimbursed in 15-minute increments, with a minimum reimbursement of 1-hour per valid Out-of-Pocket Loss claim for time.

8.5	Disputes and Appeals.

8.5.1

To the extent the Settlement Administrator determines a claim for Out-of-Pocket Losses, Alternative Reimbursement Compensation, or Credit Monitoring Services is deficient in whole or part, within 14 days after making such a determination, the Settlement Administrator shall notify the Settlement Class Member in writing (including by e-mail where the Settlement Class Member selects e-mail as his or her preferred method of communication) of the deficiencies and give the Settlement Class Member 30 days to cure the deficiencies. The notice shall inform the Settlement Class Member that he or she can either attempt to cure the deficiencies outlined in the notice, or dispute the determination in writing and request an appeal. If the Settlement Class Member attempts to cure the deficiencies but, in the sole discretion and authority of the Settlement Administrator fails to do so, the Settlement Administrator shall notify the Settlement Class Member of that determination within 14 days of the determination. The notice shall inform the Settlement Class Member of his or her right to dispute the determination in writing and request an appeal within 30 days. The Settlement Administrator shall have the sole discretion and authority to determine whether a claim for Out-of-Pocket Losses, Alternative Reimbursement Compensation, or Credit Monitoring Services is deficient in whole or part but may consult with the Parties in making individual determinations.

8.5.2

If a Settlement Class Member disputes a determination in writing (including by e-mail where the Settlement Class Member selects e-mail as his or her preferred method of communication) and requests an appeal, the Settlement Administrator shall provide Class Counsel and Defendants’ Counsel a copy of the Settlement Class Member’s dispute and Claim Form along with all documentation or other information submitted by the Settlement Class Member. Class Counsel and Defendants’ Counsel will confer regarding the claim submission, and their agreement on approval of the Settlement Class Member’s claim, in whole or part, will be final. If Class Counsel and Defendants’ Counsel cannot agree on approval of the Settlement Class Member’s claim, in whole or part, the dispute will be submitted to a mutually-agreeable neutral third-party who will serve as the claims referee. If no agreement is reached on selection of the claims referee, the Parties will submit proposals to the Court. The Court will have final, non-appealable decision-making authority over designating the claims referee. The claims referee’s decision will be final and not subject to appeal or further review.

9	ADMINISTRATIVE COSTS AND NOTICE COSTS

9.1

The Administrative Costs and Notice Costs will be paid from the Consumer Restitution Fund. However, if the amount of Notice Costs exceeds more than a specified dollar amount, as agreed to by the Parties and submitted to the Court for in camera review, either of the Parties may terminate this Agreement.

10	SERVICE AWARDS

10.1

Settlement Class Representatives and Class Counsel may seek Service Awards for the Settlement Class Representatives. Any requests for such awards must be filed at least 21 days before the Objection Deadline. Equifax agrees not to oppose requests for such Service Awards to the extent they do not exceed two thousand five hundred United States Dollars ($2,500) per Settlement Class Representative.

10.2

The Settlement Administrator shall pay the Service Awards approved by the Court to the Settlement Class Representatives from the Consumer Restitution Fund, which shall not exceed two hundred and fifty thousand United States Dollars ($250,000) of the Consumer Restitution Fund. Such Service Awards shall be paid in the amount approved by the Court within 10 Business Days of the Effective Date.

10.3

In the event the Court declines to approve, in whole or in part, the payment of the Service Awards in the amounts requested, the remaining provisions of this Agreement shall remain in full force and effect. No decision by the Court, or modification or reversal or appeal of any decision by the Court, concerning the amount of Service Awards shall constitute grounds for cancellation or termination of this Agreement.

11	ATTORNEYS’ FEES AND EXPENSES

11.1

Plaintiffs, through Class Counsel, will request up to $77,500,000 of the Consumer Restitution Fund (representing 25% of the Settlement Fund negotiated as part of the March 30, 2019, term sheet) to pay reasonable attorneys’ fees for work performed by Class Counsel or other counsel working at their direction in connection with this litigation, to be distributed as determined by Class Counsel. In addition to fees, plaintiffs will also request reimbursement of reasonable costs and expenses incurred in connection with the litigation up to three million United States Dollars ($3,000,000), which shall also be paid from the Consumer Restitution Fund. Class Counsel will make such applications as provided under the Federal Rules of Civil Procedure and Equifax agrees not to take a position on such applications. Any such applications must be filed at least 21 days before the Objection Deadline.

11.2

The Settlement Administrator shall pay the attorneys’ fees, costs, and expenses awarded by the Court, plus any interest accrued on the amount of the approved attorneys’ fees, to Class Counsel from the Consumer Restitution Fund. Such attorneys’ fees, costs, and expenses shall be paid in the amount approved by the Court within 10 Business Days of the Effective Date.

11.3

Defendants shall have no responsibility for, interest in, or liability whatsoever with respect to any payment or allocation of attorneys’ fees, costs, and expenses to or made by Class Counsel under this Agreement.

11.4

The finality or effectiveness of the Settlement will not be dependent on the Court awarding Class Counsel any particular amount of attorneys’ fees and costs. In the event the Court declines to approve, in whole or in part, the payment of the attorneys’ fees, costs, or expenses in the amounts requested, the remaining provisions of this Agreement shall remain in full force and effect. No decision by the Court, or modification or reversal or appeal of any decision by the Court, concerning the amount of attorneys’ fees, costs, and expenses shall constitute grounds for cancellation or termination of this Agreement.

12	PRESENTATION TO THE COURT

12.1

On or after July 15, 2019, Settlement Class Representatives and Class Counsel will file this Agreement and Exhibits, along with a motion for Order Permitting Issuance of Notice of Class Action Settlement pursuant to the requirements of Federal Rule of Civil Procedure 23(e)(1).

12.2	Class Counsel shall apply to the Court for entry of the Order Permitting Issuance of Notice of Class Action Settlement attached hereto as Exhibit 5.

13	CLASS NOTICE, OPT-OUTS, OBJECTIONS, AND CAFA NOTICE

13.1	Notice shall not be distributed or disseminated until after the Court enters the Order Permitting Issuance of Notice of Class Action Settlement.

13.2	The Notice Provider is responsible for distributing and disseminating the Notice in accordance with the Notice Plan, Exhibit 6 hereto.

13.3

Defendants shall provide the Settlement Administrator with the names, last known mailing address, date of birth, and last known e-mail addresses of Settlement Class Members to the extent reasonably available, no later than 5 Business Days after the date on which the Court enters the Order Permitting Issuance of Notice of Class Action Settlement. To the extent that Equifax has reasonably available names or other identifying information about Settlement Class Members, but not mailing or email addresses, those names and other identifying information shall also be provided to the Settlement Administrator for use in verifying the identity of Settlement Class Members. The Notice Provider and Settlement Administrator shall make all necessary efforts to ensure the security and privacy of Settlement Class Member information.

13.4

Class Counsel shall provide the Settlement Administrator with the names, last known mailing address, and last known email addresses of Settlement Class Representatives and any other putative class member who has reported updated address information to Class Counsel, no later than 5 Business Days after the date on which the Court enters the Order Permitting Issuance of Notice of Class Action Settlement.

13.5

The Notice shall explain the procedure for Settlement Class Members to opt-out and exclude themselves from the Settlement Class by notifying the Settlement Administrator in writing, postmarked no later than 60 days after the Notice Date (the “Opt-Out Deadline”). Each written request for exclusion must set forth the name of the individual seeking exclusion, be signed by the individual seeking exclusion, and can only request exclusion for that one individual.

13.6

The Notice shall explain the procedure for Settlement Class Members to object to the Settlement by submitting written objections to the Court no later than 60 days after the Notice Date (the “Objection Deadline”). The written objection must include the objector’s name, address, personal signature, a statement of the specific grounds for the objection, a statement indicating the basis for the objector’s belief that he or she is a member of the Settlement Class, a statement of whether the objection applies only to the objector, to a specific subset of the Settlement Class, or to the entire Settlement Class, a statement identifying all class action settlements objected to by the Settlement Class Member in the previous 5 years, a statement whether the objector intends to appear at the Fairness Hearing, either in person or through counsel, and if through counsel, identifying counsel by name, address, and telephone number, and four dates between the Objection Deadline and a date two weeks before Fairness Hearing, during which the Settlement Class Member is available to be deposed by counsel for the Parties. In addition to the foregoing, if the Settlement Class Member is represented by counsel and such counsel intends to speak at the Fairness Hearing, the written objection must include a detailed statement of the specific legal and factual basis for each and every objection and a detailed description of any and all evidence the objecting Settlement Class Member may offer at the Fairness Hearing, including copies of any and all exhibits that the objecting Settlement Class Member may introduce at the Fairness Hearing. In addition to the foregoing, if the Settlement Class Member is represented by counsel, and such counsel intends to seek compensation for his or her services from anyone other than the Settlement Class Member, the objection shall contain the following information: (a) the identity of all counsel who represent the objector, including any former or current counsel who may be entitled to compensation for any reason related to the objection; (b) a statement identifying all instances in which the counsel or the counsel’s law firm have objected to a class action settlement within the preceding 5 years, giving the style and court in which the class action settlement was filed; (c) a statement identifying any and all agreements that relate to the objection or the process of objecting—whether written or oral—between the Settlement Class Member, his or her counsel, and/or any other person or entity; (d) a description of the counsel’s legal background and prior experience in connection with class action litigation; and (e) a statement regarding whether fees to be sought will be calculated on the basis of a lodestar, contingency, or other method; an estimate of the amount of fees to be sought; the factual and legal justification for any fees to be sought; the number of hours already spent by the counsel and an estimate of the hours to be spent in the future; and the attorney’s hourly rate.

13.7

The Notice will also state that any Settlement Class Member who does not file a timely and adequate notice of intent in accordance with this Section waives the right to object or to be heard at the Fairness Hearing and shall be forever barred from making any objection to the Settlement.

13.8	Equifax will serve the notice required by the Class Action Fairness Act of 2005, 28 U.S.C. § 1715, no later than 10 days after this Agreement is filed with the Court.

14	DUTIES OF SETTLEMENT ADMINISTRATOR

14.1

The Settlement Administrator shall perform the functions as are specified in this Agreement and its Exhibits, including, but not limited to, overseeing administration of the Consumer Restitution Fund; operating the Settlement Website and a toll-free number; administering the claims processes; and distributing the Settlement benefits described herein. These functions may need to be performed in conjunction with the Notice Provider, as described herein. In addition to other responsibilities that are described in this Agreement, the duties of the Settlement Administrator include:

14.1.1	Reviewing, determining the validity of, and processing all claims submitted by Settlement Class Members;

14.1.2	Establishing a reasonably practical procedure, using information obtained from Equifax pursuant to Section 13.3, to verify that claimants are Settlement Class Members.

14.1.3	Establishing and maintaining a post office box for mailed 29 written objections and notifications of exclusion from the Settlement Class;

14.1.4	Establishing and maintaining the Settlement Website that, among other things, allows Settlement Class Members to submit Claims Forms electronically;

14.1.5	Responding to Settlement Class Member inquiries via U.S. mail, e-mail, and telephone;

14.1.6

Establishing and maintaining a toll-free telephone line for Settlement Class Members to call with Settlement-related inquiries, and answering the questions of Settlement Class Members who call with or otherwise communicate such inquiries;

14.1.7	Mailing to Settlement Class Members who request it paper copies of the Notice and Claim Forms;

14.1.8	Reviewing, determining the validity of, and processing all claims submitted by Settlement Class Members, pursuant to Section 8;

14.1.9	Paying Taxes;

14.1.10	Processing all objections and requests for exclusion from the Settlement Class;

14.1.11

Coordinating with Experian to receive and send activation codes for Credit Monitoring Services no later than 45 days after the Effective Date or the conclusion of the Initial Claims Period, whichever is later;

14.1.12

Receiving requests for exclusion and objections from Settlement Class Members and promptly providing copies thereof to Class Counsel and Defendants’ Counsel. If the Settlement Administrator receives any requests for exclusion, objections, or other requests from Settlement Class Members after the Opt-Out and Objection Deadlines, the Settlement Administrator shall promptly provide copies thereof to Class Counsel and Defendants’ Counsel;

14.1.13

Providing, no later than 5 Business Days after the Opt-Out and Objection Deadlines, a final report to Class Counsel and Defendants’ Counsel that summarizes the number of written requests for exclusion, objections, and other pertinent information as requested by Class Counsel or Defendants’ Counsel;

14.1.14

Providing weekly reports and a final report to Class Counsel and Defendants’ Counsel that summarize the number of Claims since the prior reporting period, the total number of Claims received to date, the number of any Claims approved and denied since the prior reporting period, the total number of Claims approved and denied to date, and other pertinent information as requested by Class Counsel or Defendants’ Counsel. The Settlement Administrator shall also, as requested by Class Counsel or Defendants’ Counsel and from time to time, provide information about the amounts remaining in the Consumer Restitution Fund;

14.1.15	Making available for inspection by Class Counsel and Defendants’ Counsel the Claim Forms and any supporting documentation received by the Settlement Administrator at any time upon reasonable notice;

14.1.16	After the Effective Date, processing and transmitting distributions to Settlement Class Members;

14.1.17

In advance of the Fairness Hearing, preparing an affidavit to submit to the Court that: (i) provides pertinent information relating to the claims process as requested by Class Counsel; and (ii) identifies each Settlement Class Member who timely and properly provided written notification of exclusion from the Settlement Class; and

14.1.18

Performing any function at the agreed-upon instruction of both Class Counsel and Defendants’ Counsel, including, but not limited to, verifying that cash payments have been distributed in accordance with Section 5.

14.2

The Parties, Class Counsel, and Defendants’ Counsel shall not have any liability whatsoever with respect to (i) any act, omission or determination of the Settlement Administrator, or any of its respective designees or agents, in connection with the administration of the Settlement or otherwise; (ii) the management, investment or distribution of the Consumer Restitution Fund; (iii) the formulation, design or terms of the disbursement of the Consumer Restitution Fund; (iv) the determination, administration, calculation or payment of any claims asserted against the Consumer Restitution Fund; (v) any losses suffered by or fluctuations in the value of the Consumer Restitution Fund; or (vi) the payment or withholding of any Taxes, expenses or costs incurred in connection with the taxation of the Consumer Restitution Fund or the filing of any returns.

14.3

The Settlement Administrator shall indemnify and hold harmless the Parties, Class Counsel, and Defendants’ Counsel for (i) any act or omission or determination of the Settlement Administrator, or any of Settlement Administrator’s designees or agents, in connection with the administration of the Settlement; (ii) the management, investment or distribution of the Consumer Restitution Fund; (iii) the formulation, design or terms of the disbursement of the Consumer Restitution Fund; (iv) the determination, administration, calculation or payment of any claims asserted against the Consumer Restitution Fund; (v) any losses suffered by, or fluctuations in the value of the Consumer Restitution Fund; or (vi) the payment or withholding of any Taxes, expenses, or costs incurred in connection with the taxation of the Consumer Restitution Fund or the filing of any returns.

15	DUTIES OF NOTICE PROVIDER

15.1

The Notice Provider shall perform the functions as are specified in this Agreement and its Exhibits, including, but not limited to implementing the Notice Plan attached hereto as Exhibit 6, using the methods and forms of Notice approved by the Court. In addition to other responsibilities that are described in this Agreement and the Notice Plan, the duties of the Notice Provider include:

15.1.1	Coordinating with the Settlement Administrator, Class Counsel, and Defendants’ Counsel to effectuate this Agreement.

15.1.2	Assisting the Settlement Administrator in creating and maintaining the Settlement Website.

15.1.3	Reporting to the Parties and the Court regarding the status and effectiveness of the Notice Plan.

15.2

The Parties, Class Counsel, and Defendants’ Counsel shall not have any liability whatsoever with respect to any act or omission of the Notice Provider, or any of its respective designees or agents, in connection with its implementation of the Notice Plan and performance of its duties under this Agreement.

15.3

The Notice Provider shall indemnify and hold harmless the Parties, Class Counsel, and Defendants’ Counsel for any liability arising from the Notice Provider’s implementation of the Notice Plan and performance of its duties under this Agreement.

16	RELEASE

16.1

As of the Effective Date, all Settlement Class Members and all Settlement Class Representatives, on behalf of themselves, their heirs, assigns, executors, administrators, predecessors, and Successors, and any other person purporting to claim on their behalf, hereby expressly, generally, absolutely and unconditionally release and discharge any and all Released Claims against Equifax and its current, former, and future Affiliates, Parents, Subsidiaries, representatives, officers, agents, directors, employees, insurers, Successors, assigns, and attorneys, except for claims relating to the enforcement of the Settlement or this Agreement.

16.2

As of the Effective Date, Equifax and its representatives, officers, agents, directors, Affiliates, Successors, Subsidiaries, Parents, employees, insurers, and attorneys absolutely and unconditionally release and discharge Settlement Class Members, Settlement Class Representatives, and Class Counsel from any claims that arise out of or relate in any way to the institution, prosecution, or settlement of the claims against Defendants, except for claims relating to the enforcement of the Settlement or this Agreement, and for the submission of false or fraudulent claims for Settlement benefits.

16.3

The Parties understand that if the facts upon which this Agreement is based are found hereafter to be different from the facts now believed to be true, each Party expressly assumes the risk of such possible difference in facts, and agrees that this Agreement, including the releases contained herein, shall remain effective notwithstanding such difference in facts. The Parties agree that in entering this Agreement, it is understood and agreed that each Party relies wholly upon its own judgment, belief, and knowledge and that each Party does not rely on inducements, promises, or representations made by anyone other than those embodied herein.

16.4

Notwithstanding any other provision of this Agreement (including, without limitation, this Section), nothing in this Agreement shall be deemed to in any way impair, limit, or preclude the Parties’ rights to enforce any provision of this Agreement, or any court order implementing this Agreement, in a manner consistent with the terms of this Agreement.

17	EFFECTIVE DATE AND TERMINATION

17.1	The Effective Date of the Settlement shall be the first Business Day after all of the following conditions have occurred:

17.1.1	Defendants and Class Counsel execute this Agreement;

17.1.2	The Court enters the Order Permitting Issuance of Notice of Class Action Settlement, without material change to the Parties’ agreed-upon proposed order attached hereto as Exhibit 5;

17.1.3	Notice is provided to the Settlement Class consistent with the Order Permitting Issuance of Notice of Class Action Settlement;

17.1.4	The Court enters the Final Approval Order and Judgment; and

17.1.5

The Final Approval Order and Judgment has become final because (i) the time for appeal, petition, rehearing or other review has expired, or (ii) if any appeal, petition, request for rehearing or other review has been filed, the Final Approval Order and Judgment is affirmed without material change or the appeal is dismissed or otherwise disposed of, no other appeal, petition, rehearing or other review is pending, and the time for further appeals, petitions, requests for rehearing or other review has expired.

17.2

In the event that the Court declines to enter the Order Permitting Issuance of Notice of Class Action Settlement as specified in Section 17.1.2, declines to enter the Final Approval Order and Judgment in substantially similar form as submitted by the Parties, or the Final Approval Order and Judgment does not become final as specified in Section 17.1.5, the Parties shall have 60 days during which the Parties shall work together in good faith in considering, drafting, and submitting reasonable modifications to this Agreement to address any issues with the Settlement identified by the Court or that otherwise caused the Final Approval Order and Judgment not to become final. If such efforts are unsuccessful or the Court declines to approve the revised Settlement, Defendants and Plaintiffs may at their sole discretion terminate this Agreement on 5 Business Days written notice to Class Counsel or Defendants, respectively. For avoidance of doubt, neither Defendants nor Plaintiffs may terminate the Agreement while an appeal from an order granting approval of the Settlement is pending.

17.3

Defendants also may at their sole discretion terminate this Agreement on 5 Business Days written notice to Class Counsel if more than a specified number of individuals submit valid requests to exclude themselves from the Settlement Class, as agreed to by the Parties and submitted to the Court for in camera review.

17.4

In the event this Agreement is terminated pursuant to Sections 17.2 or 17.3, the Settlement Administrator, within 10 Business Days of receiving written notification of such event from counsel for Defendants, shall pay to Defendants an amount equal to the Consumer Restitution Fund together with any interest or other income earned thereon, less (i) any Taxes paid or due with respect to such income, (ii) any reasonable Administrative Costs or Notice Costs actually incurred and paid or payable from the Consumer Restitution Fund as authorized in this Agreement.

17.5

Except as otherwise provided herein, in the event this Agreement is terminated, the Parties to this Agreement, including Settlement Class Members, shall be deemed to have reverted to their respective status in the Actions immediately prior to the execution of this Agreement and, except as otherwise expressly provided, the Parties shall proceed in all respects as if this Agreement and any related orders had not been entered. In addition, the Parties agree that in the event this Agreement is terminated:

17.5.1

Any Court orders approving certification of the Settlement Class and any other orders entered pursuant to this Agreement shall be deemed null and void and vacated and shall not be used in or cited by any person or entity in support of claims or defenses or in support or in opposition to a class certification motion; and

17.5.2

This Agreement shall become null and void, and the fact of this Settlement and that Defendants did not oppose certification of any class under this Settlement, shall not be used or cited by any person or entity, including in any contested proceeding relating to certification of any proposed class.

18	NO ADMISSION OF WRONGDOING

18.1	This Agreement, whether or not consummated, any communications and negotiations relating to this Agreement or the Settlement, and any proceedings taken pursuant to this Agreement:

18.1.1

Shall not be offered or received against any Defendant as evidence of or construed as or deemed to be evidence of any presumption, concession, or admission by any Defendant with respect to the truth of any fact alleged by any Plaintiff or the validity of any claim that has been or could have been asserted in the Actions or in any litigation, or the deficiency of any defense that has been or could have been asserted in the Actions or in any litigation, or of any liability, negligence, fault, breach of duty, or wrongdoing of any Defendant;

18.1.2

Shall not be offered or received against any Defendant as evidence of a presumption, concession or admission of any fault, misrepresentation or omission with respect to any statement or written document approved or made by any Defendant;

18.1.3

Shall not be offered or received against any Defendant as evidence of a presumption, concession or admission with respect to any liability, negligence, fault, breach of duty, or wrongdoing, or in any way referred to for any other reason as against any Defendant, in any other civil, criminal or administrative action or proceeding, other than such proceedings as may be necessary to effectuate the provisions of this Agreement; provided, however, that if this Agreement is approved by the Court, the Parties may refer to it to effectuate the liability protection granted them hereunder;

18.1.4

Shall not be construed against any Defendant as an admission or concession that the consideration to be given hereunder represents the amount that could be or would have been recovered after trial; and

18.1.5

Shall not be construed as or received in evidence as an admission, concession or presumption against any Settlement Class Representative or any Settlement Class Member that any of their claims are without merit, or that any defenses asserted by any Defendants have any merit, or that damages recoverable under the Actions would not have exceeded the Consumer Restitution Fund, provided, however, that if this Agreement is approved by the Court, the Defendants may refer to it to enforce the release of claims granted to them hereunder.

19	REPRESENTATIONS

19.1

Each Party represents that (i) such Party has full legal right, power and authority to enter into and perform this Agreement, subject to Court approval, (ii) the execution and delivery of this Agreement by such Party and the consummation by such Party of the transactions contemplated by this Agreement have been duly authorized by such Party, (iii) this Agreement constitutes a valid, binding and enforceable agreement, and (iv) no consent or approval of any person or entity is necessary for such Party to enter into this Agreement.

20	NOTICES

20.1	All notices to Class Counsel provided for in this Agreement shall be sent by e-mail and First Class mail to the following:

Amy E. Keller	Kenneth S. Canfield
DICELLO LEVITT GUTZLER LLC	DOFFERMYRE SHIELDS
Ten North Dearborn Street	CANFIELD & KNOWLES, LLC
Eleventh Floor	1355 Peachtree Street, N.E.
Chicago, Illinois 60602	Suite 1725
Tel. 312.214.7900	Atlanta, Georgia 30309
akeller@dicellolevitt.com	Tel. 404.881.8900
kcanfield@dsckd.com

Norman E. Siegel	Roy E. Barnes
STUEVE SIEGEL HANSON LLP	THE BARNES LAW GROUP, LLC
460 Nichols Road, Suite 200	31 Atlanta Street
Kansas City, Missouri 64112	Marietta, GA 30060
Tel. 816.714.7100	Tel. 770.227.6375
siegel@stuevesiegel.com	roy@barneslawgroup.com

20.2	All notices to Defendants or counsel to Defendants provided for in this Agreement shall be sent by e-mail and First Class mail to the following:

David L. Balser

Phyllis B. Sumner

S. Stewart Haskins II

KING & SPALDING LLP

1180 Peachtree Street, N.E.

Atlanta, Georgia 30309

Tel.: 404.572.4600

dbalser@kslaw.com

psumner@kslaw.com

shaskins@kslaw.com

Michelle A. Kisloff

Adam A. Cooke

HOGAN LOVELLS US LLP

Columbia Square

555 Thirteenth Street, N.W.

Washington, D.C. 20004

Tel.: 202.637.5600

michelle.kisloff@hoganlovells.com

adam.a.cooke@hoganlovells.com

20.3	All notices to the Settlement Administrator provided for in this Agreement shall be sent by e-mail and First Class mail to the following:

Equifax Data Breach Settlement

C/O JND Legal Administration

P.O. Box 91318

Seattle, WA 98111

Info@EquifaxBreachSettlement.com

20.4	The notice recipients and addresses designated in this Section may be changed by written notice posted to the Settlement Website.

21	MISCELLANEOUS PROVISIONS

21.1	Further Steps. The Parties agree that they each shall undertake any required steps to effectuate the purposes and intent of this Agreement.

21.2

Representation by Counsel. The Settlement Class Representatives and Defendants represent and warrant that they have been represented by, and have consulted with, the counsel of their choice regarding the provisions, obligations, rights, risks, and legal effects of this Agreement and have been given the opportunity to review independently this Agreement with such legal counsel and agree to the particular language of the provisions herein.

21.3

Contact with Settlement Class Members. The Parties agree that Class Counsel may communicate with Settlement Class Members regarding the Settlement, and Equifax shall not otherwise interfere with such communications.

21.4

Contractual Agreement. The Parties understand and agree that all terms of this Agreement, including the Exhibits hereto, are contractual and are not a mere recital, and each signatory warrants that he or she is competent and possesses the full and complete authority to execute and covenant to this Agreement on behalf of the Party that he or she represents.

21.5

Integration. This Agreement constitutes the entire agreement among the Parties and no representations, warranties or inducements have been made to any Party concerning this Agreement other than the representations, warranties and covenants contained and memorialized herein.

21.6

Drafting. The Parties agree that no single Party shall be deemed to have drafted this Agreement, or any portion thereof, for purpose of the invocation of the doctrine of contra proferentem. This Agreement is a collaborative effort of the Parties and their attorneys.

21.7

Modification or Amendment. This Agreement may not be modified or amended, nor may any of its provisions be waived, except by a writing signed by the Parties who executed this Agreement or their successors-in-interest.

21.8

Waiver. The failure of a Party hereto to insist upon strict performance of any provision of this Agreement shall not be deemed a waiver of such Party’s rights or remedies or a waiver by such Party of any default by another Party in the performance or compliance of any of the terms of this Agreement. In addition, the waiver by one Party of any breach of this Agreement by any other Party shall not be deemed a waiver of any other prior or subsequent breach of this Agreement.

21.9

Severability. Should any part, term or provision of this Agreement be declared or determined by any court or tribunal to be illegal or invalid, the Parties agree that the Court may modify such provision to the extent necessary to make it valid, legal and enforceable. In any event, such provision shall be separable and shall not limit or affect the validity, legality or enforceability of any other provision hereunder.

21.10	Successors. This Agreement shall be binding upon and inure to the benefit of the heirs, Successors and assigns of the Parties thereto.

21.11	Survival. The Parties agree that the terms set forth in this Agreement shall survive the signing of this Agreement.

21.12

Governing Law. All terms and conditions of this Agreement shall be governed by and interpreted according to the laws of the State of Georgia, without reference to its conflict of law provisions, except to the extent the federal law of the United States requires that federal law governs.

21.13	Interpretation.

21.13.1	Definitions apply to the singular and plural forms of each term defined.

21.13.2	Definitions apply to the masculine, feminine, and neuter genders of each term defined.

21.13.3	Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall not be limiting but rather shall be deemed to be followed by the words “without limitation.”

21.14	No Precedential Value. The Parties agree and acknowledge that this Agreement carries no precedential value.

21.15

Fair & Reasonable. The Parties and their counsel believe this Agreement is a fair and reasonable compromise of the disputed claims, in the best interest of the Parties, and have arrived at this Agreement as a result of extensive arms-length negotiations.

21.16

Retention of Jurisdiction. The administration and consummation of the Settlement as embodied in this Agreement shall be under the authority of the Court, and the Court shall retain jurisdiction over the Settlement and the Parties for the purpose of enforcing the terms of this Agreement.

21.17

Headings. Any headings contained herein are for informational purposes only and do not constitute a substantive part of this Agreement. In the event of a dispute concerning the terms and conditions of this Agreement, the headings shall be disregarded.

21.18	Exhibits. The Exhibits to this Agreement are expressly incorporated by reference and made part of the terms and conditions set forth herein.

21.19

Counterparts. This Agreement may be executed in one or more counterparts. All executed counterparts and each of them shall be deemed to be one and the same instrument provided that counsel for the Parties to this Agreement shall exchange among themselves original signed counterparts.

21.20	Facsimile and Electronic Mail. Transmission of a signed Agreement by facsimile or electronic mail shall constitute receipt of an original signed Agreement by mail.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed by themselves or by their duly authorized counsel:

Equifax Inc.

/s/ John J. Kelley III
Name: John J. Kelley III
Title:	Corporate Vice President, Chief Legal Officer
Date:

Equifax Information Services LLC

/s/ John J. Kelley III
Name: John J. Kelley III
Title:	Corporate Vice President, Chief Legal Officer
Date:

Equifax Consumer Services LLC

/s/ John J. Kelley III
Name: John J. Kelley III
Title:	Corporate Vice President, Chief Legal Officer
Date:

CLASS COUNSEL, ON BEHALF OF THE SETTLEMENT CLASS

/s/ Roy E. Barnes
Name: Roy E. Barnes
Title: Co-Liaison Plaintiffs’ Counsel
Date: July 19, 2019

/s/ Kenneth S. Canfield
Name: Kenneth S. Canfield
Title: Co-Lead Plaintiffs’ Counsel
Date: July 19, 2019

/s/ Amy E. Keller
Name: Amy E. Keller
Title: Co-Lead Plaintiffs’ Counsel
Date: 19 July 2019

/s/ Norman E. Siegel
Name: Norman E. Siegel
Title: Co-Lead Plaintiffs’ Counsel
Date: 7-19-19